As filed with the Securities and Exchange Commission on August 29, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 PROXYMED, INC.

        (Exact name of small business issuer as specified in its charter)

                Florida                            65-0202059
        (State of Incorporation)      (I.R.S. Employer Identification Number)

                           2501 Davie Road, Suite 230
                          Ft. Lauderdale, Florida 33317
                            Telephone: (954) 473-1001
                            Telecopy: (954) 473-0620
   (Address and telephone number of registrant's principal executive offices)

                     Harold S. Blue, Chief Executive Officer
                                 ProxyMed, Inc.
                           2501 Davie Road, Suite 230
                          Ft. Lauderdale, Florida 33317
                            Telephone: (954) 473-1001
                            Telecopy: (954) 473-0620
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Robert B. Macaulay, Esq.
                         Olle, Macaulay & Zorrilla, P.A.
                                1402 Miami Center
                          201 South Biscayne Boulevard
                              Miami, Florida 33131
                            Telephone: (305) 358-9200
                            Telecopy: (305) 358-9617

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                                   CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                           Proposed             Proposed
                                                                           maximum              maximum
                                                      Amount               offering             aggregate                Amount of
      Title of each class                              to be               price per            offering                registration
 of securities to be registered                      registered            share(1)             price(1)                   fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value,
for sale from time to time by
Selling Shareholders..............................    1,495,550              $9.125             $13,646,893               $4,135.42
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and is based upon the average of the high and low sale prices per share of the registrant's common stock on August 25, 1997, as reported by the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                 PROXYMED, INC.

                                1,495,550 SHARES

                                  COMMON STOCK

         This Prospectus covers 1,495,550 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of ProxyMed, Inc. (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Shareholders") who have acquired such shares in transactions not involving a public offering, including 370,550 Shares which may be offered for sale by certain of the Selling Shareholders who may acquire such Shares pursuant to the exercise of outstanding warrants. The Shares are being registered under the Securities Act of 1933, as amended (the "Act"), on behalf of the Selling Shareholders in order to permit the public sale or other distribution of the Shares. Except as otherwise specifically noted herein, all financial information contained in this Prospectus is retroactively adjusted to give effect to the Company's June 24, 1996, 3-for-2 stock split.

         The Shares may be offered and sold from time to time by the Selling Shareholders through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not realize any proceeds from the sale of the Shares by the Selling Shareholders and will bear certain expenses in connection with the registration of the Shares. See "Selling Shareholders" and "Plan of Distribution."

         The Common Stock trades on the Nasdaq National Market under the symbol "PILL." On August 25, 1997, the last reported sale price of the Common Stock was $9.125.

THE SECURITIES OFFERED HEREBY INVOLVE A SUBSTANTIAL DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 9 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

=====================================================================================================
Total Number                      Price to                Underwriting                Proceeds to
of Shares Offered                  Public                 Discounts and                 Selling
                                                          Commissions                 Shareholders
-----------------------------------------------------------------------------------------------------
       1,495,550                    $9.125(1)                   -0-(2)                $13,646,893(3)

=====================================================================================================

(1) Estimated based on the closing price of the Common Stock on August 25, 1997.

(2) Does not reflect ordinary brokerage commissions payable by the Selling Shareholders.

(3) The Company will pay the expenses of the Offering, which are estimated at $20,000.

                 The date of this Prospectus is August 29, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, electronically files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, and the principal holders of securities of the Company, is disclosed in proxy statements distributed to the shareholders. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically with the Commission. The Company's Common Stock is listed on the Nasdaq National Market, and copies of the above-described information may also be inspected at the Operations and Report facilities of the National Association of Securities Dealers at 1735 K Street, N.W., Washington D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments, if any, thereto, the "Registration Statement") under the Act with respect to the Shares offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto, if any, which are available for inspection at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above, and copies of all or any part thereof may be obtained from such offices, upon the payment of prescribed fees.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

         (a)      Annual Report on Form 10-KSB for the year ended December 31,
                  1996;

         (b) Quarterly Reports on Form 10-QSB for the three and six months ended March 31 and June 30, 1997;

         (c) Current Reports on Forms 8-K and 8-K/A dated March 21, April 21, May 9, July 2, July 9 and August 27, 1997; and

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

         (d) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A declared effective on August 5, 1993.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

         The Company shall furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be made to Frank M. Puthoff, Chief Legal Officer, at ProxyMed, Inc., 2501 Davie Road, Suite 230, Ft. Lauderdale, Florida 33317, telephone number (954) 473-1001.

IN CONNECTION WITH THIS OFFERING, CERTAIN BROKERS OR DEALERS, WHO
MAY BE DEEMED UNDERWRITERS, MAY ENGAGE IN PASSIVE MARKET MAKING
TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON NASDAQ IN
ACCORDANCE WITH RULE 103 OF REGULATION M.  SEE "PLAN OF DISTRIBUTION."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus, including the exhibits hereto, contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include, among others, statements relating to the Company's growth strategy, which is based upon the Company's interpretation and analysis of healthcare industry trends and management's ability to successfully develop, implement, market and sell its secure network transaction processing services, software and clinical databases to physicians and other healthcare providers. This strategy assumes that physicians will prefer "one-stop shopping" for services and that the

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



Company will be able to successfully acquire or develop all of the necessary clinical and financial transaction sets and integrate them with the Company's existing products and services. This strategy also assumes that the Company will be able to successfully develop and execute its strategic relationships, especially with the providers of information systems to physicians under the Company's electronic commerce partner program, and with pharmacy chains, independent pharmacy owners and pharmacy information system vendors. Many known and unknown risks, uncertainties and other factors may cause these assumptions to prove incorrect and may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among other things, those discussed under the caption "Risk Factors."

                                   THE COMPANY

         ProxyMed, Inc. (together with its subsidiaries, the "Company"), is a healthcare information technology company providing online transaction processing services to physicians and other healthcare providers.

         The Company seeks to satisfy the connectivity needs of physicians and other healthcare providers by providing one-stop shopping for online transactions through ProxyNet, its national healthcare information network. To provide these services, the Company has established and is continuing to develop and upgrade a physical network infrastructure and data center currently located at the Company's Fort Lauderdale, Florida, headquarters.

         The Company believes that the majority of its future revenues will be generated by recurring fees on ProxyNet and by the sale of subscriptions to clinical databases. The cornerstone of the Company's distribution strategy is its Electronic Commerce Partner ("ECP") program which partners with leading physician office management information system ("POMIS") vendors to develop software interfaces and provide other services that will facilitate seamless online connectivity to ProxyNet from the systems already in use by the vast majority of the physicians in the country.

         In March and April 1997, the Company consummated acquisitions of substantially all the assets of Clinical MicroSystems, Inc. ("CMS"), a laboratory software company, and Hayes Computer Systems, Inc. ("HCS"), a software development and systems integration company, respectively.

         In June 1997, the Company acquired from Walgreen Co., owner of the Walgreen's pharmacy chain ("Walgreen's"), Walgreen's proprietary electronic prescription network PRE-SCRIBE/Registered TradeMark/ (the "PRE-SCRIBE network").

         The Company was incorporated in Florida in 1989, and its executive offices are located at 2501 Davie Road, Suite 230, Fort Lauderdale, Florida 33317-7424. The Company's telephone number is (954) 473-1001.

BUSINESS OVERVIEW

         The healthcare industry generates billions of clinical and financial transactions each year, including, but not limited to, prescriptions, lab orders and results, radiology orders and results, claims, eligibility inquiries, encounters and referrals. The Company believes that the healthcare industry lags behind many other transaction intensive industries, such as travel and banking, in the number of transactions processed electronically. For physicians to meet the clinical and financial demands of managed care, the Company believes that moving patient-centered clinical and financial data all along the continuum of care electronically will become a business requirement. For this to be accomplished, physicians, labs, pharmacies, hospitals, correctional institutions, long term care facilities, home health providers and payors must establish online connectivity to each other's information systems. The Company's goal is to replace paper and time intensive clinical and financial transactions between the various participants in the healthcare system with automated online transactions.

         The healthcare marketplace continues to undergo changes from both the payor and provider perspectives. Payors are undergoing substantial consolidation, and the health maintenance organization ("HMO") model continues to increase market penetration throughout the country. Providers also are consolidating, and physician practice management ("PPM") companies continue to grow and gain acceptance. While this structural change takes place, the reimbursement methodology also has changed greatly, switching from a fee-for-service, cost-plus manner to a prepaid, capitated or fixed fee system.

         Physicians control most healthcare decisions and so, in this role, they are a focal point for numerous patient-related clinical and financial transactions that are generated each year. The Company believes that most physicians, in order to efficiently and economically access and utilize the needed clinical and financial information, eventually will subscribe to one online content service providing access to all required data. The Company believes that most physicians will choose not to enter into long-term subscriptions to multiple online content services. This is due to perceived logistical inefficiencies in multiple online connections, administrative reliance on multiple customer service organizations, and format and translation problems associated with multiple vendors.

         The Company believes that the combination of the size of the market, the amount of change currently taking place and the relative lack of penetration of automation creates business opportunities for automation vendors, especially those focused on online connectivity and the movement of clinical as well as financial data.

         Currently, the Company provides physician to pharmacy connectivity for the transfer of electronic prescription messages, physician to lab connectivity for online ordering of tests and reporting of results, and connectivity to radiology centers. In addition, the Company currently provides a number of value-added services with its connectivity offerings including message translation and database publishing and distribution. These databases include a drug database, drug utilization review ("DUR"), a formulary database and a lab medical necessity database. The

Company is currently seeking to acquire the capability to process the principal types of financial healthcare transactions, e.g., medical claims, encounters and eligibility checks. The Company believes that the integration of these clinical and financial transaction services into a single source provider is what will differentiate the Company from other connectivity and transaction service providers.

         The Company recognizes the relationships that existing POMIS vendors have in providing access to the physician's office system. Instead of competing with existing vendor relationships, the Company offers an ECP program to these vendors which gives their software systems access to ProxyNet directly from their applications without having to integrate another stand-alone device. This "open architecture" approach allows the Company to market its products, as well as hardware and maintenance services, through established healthcare software companies and leverage their large existing customer bases. To date, the Company has arrangements with 24 practice management software vendors with potential access to approximately 185,000 of the nation's approximately 550,000 prescribing physicians.

         Over the past two years, the Company has developed an online pharmacy network. With its agreements with pharmacy software vendors and national and regional chains and independent pharmacies, the Company has contracts which provide the ability to potentially access over 31,000 of the approximately 50,000 pharmacies in the United States. Through the March 14, 1997, acquisition of the business of CMS, a privately held corporation based in Babylon, New York, the Company has integrated its software products and connectivity services with 23 of the 25 leading laboratory system vendors. Currently, CMS's systems are being used by over 100 commercial and hospital labs.

         CMS started its business in 1987 as a sole proprietorship and was incorporated in 1992. The principal product of CMS is ClinScanTM, a physician desktop lab ordering and results posting software used by over 100 laboratories and approximately 3,000 physicians throughout the United States. Using ClinScan, physicians place online orders for tests and receive the results on their office computer. ClinScan provides sophisticated reports, detailing cumulative results, graphs and trends. Results can also be received by fax. ClinScan is primarily utilized in multi-hospital and multi-physician clinical intranets.

         CMS derives the bulk of its revenues from ClinScan licensing and maintenance fees paid by commercial and hospital laboratories. Typically, these laboratories provide the software free-of-charge to physicians, long-term care centers and dialysis centers who use the laboratories' services.

         Under the CMS acquisition agreement, the Company paid to CMS at closing $3,000,000 cash and issued 125,786 unregistered shares of Common Stock. In addition, the agreement requires the Company to pay to CMS $2,000,000 in cash and Common Stock, payable $750,000, $500,000 and $750,000 on the first, second and third anniversaries of the closing, respectively. Each of these future payments must be at least 50% cash, with the balance, if any, paid in the form of unregistered Common Stock.

         On April 30, 1997 the Company acquired substantially all of the assets of HCS, a privately held corporation based in Tallahassee, Florida. HCS was founded in 1986, and the acquired business provides client server software development services, systems integration services, Internet access services and commercial software packages to public and private sector organizations. A majority of HCS's sales are to agencies and departments of the State of Florida.

         The HCS client server software group provides software development services using a variety of information architectures and development tools. HCS also sells and supports a variety of systems integration products and services from leading edge manufacturers in a variety of technological niches: hubs, routers, ATM switches, remote access devices, RISC and Intel servers, storage devices, and network operating systems. The HCS Internet access division provides a wide range of Internet related products and services. HCS is a full service Internet access provider with points of presence in Tallahassee, Tampa, and Ft. Myers, Florida. HCS Internet access products include Web servers, e-mail systems, firewalls and gateways.

         Under the HCS acquisition agreement, the Company paid to HCS at closing $3.2 million cash and issued 388,215 unregistered shares of Common Stock. In addition, the agreement requires the Company to pay to HCS $1,000,000 in cash and Common Stock within 60 days after the end of each of the first two years following the closing, provided that pre-tax operating income (as defined) for the HCS business exceeds $250,000 for each of those years. Each of these future payments, if required, must be at least 50% cash, with the balance, if any, paid in the form of unregistered Common Stock.

         On June 27, 1997, the Company acquired from Walgreen's all rights, title and interest in all copyrights and trademarks related to the technology underlying the PRE-SCRIBE network. The PRE-SCRIBE network enables the filling of prescriptions through a direct electronic link between physicians' computers and local Walgreen's pharmacies. The PRE-SCRIBE network is currently being operated by Integrated Systems Solutions Corp. ("ISSC"), a division of International Business Machines Corp. ISSC has agreed to operate the PRE-SCRIBE network for a reasonable period of time until it is integrated into the Company's operations. Concurrently, Walgreen's entered into a network services agreement whereby Walgreen's will pay fees to the Company for 12 years (the first three of which are on an exclusive basis) for transactions (as defined) received over the PRE-SCRIBE network or from the Company's existing network, ProxyNet. The Company paid Walgreen's $2,000,000 at closing, issued a 10-year warrant to purchase 200,000 shares of Common Stock at $9.96 per share and agreed to pay $500,000 per year on the first, second and third anniversaries of the agreement. Revenues generated from the PRE-SCRIBE network are not material.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO ALL OF THE OTHER INFORMATION PROVIDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

         SUBSTANTIAL AND CONTINUING LOSSES; SALE OF SIGNIFICANT ASSETS TO ECKERD AND NHCA; MINIMAL REVENUES. The Company has incurred substantial losses, including losses of $2,849,000 and $2,854,000, respectively, for the fiscal years ended December 31, 1995 and 1996, and a loss of $11,950,000 (including writeoffs of in-process research and development technology totalling $8,633,000 resulting from the CMS and HCS acquisitions) for the six months ended June 30, 1997. At June 30, 1997, the Company had an accumulated deficit of $22,988,000. In March 1995, the Company sold certain assets relating to its prescription drug dispensing operations to Eckerd Corporation ("Eckerd"). These assets accounted for approximately $3,404,000 (or 45%) of the Company's revenues in 1995. In September 1995, the Company sold its home infusion subsidiary to National Health Care Affiliates, Inc., and an affiliate thereof (collectively, "NHCA"). Such subsidiary accounted for approximately $1,936,000 (or 25%) of the Company's revenues in 1995. Further, the Company is considering whether its institutional drug dispensing operations, which represented its principal source of recurring revenues prior to the CMS and HCS acquisitions, fit within its long-term business plan. However, there are no understandings, commitments or agreements for the sale of these operations as of the date of this Prospectus. As a result of the foregoing, the Company's revenues from operations are expected to remain much lower than expenses until such time, if ever, as it is able to successfully market and generate significant revenues from its healthcare information technology operations. Accordingly, the Company expects to continue to incur substantial losses in the foreseeable future. There can be no assurance that the Company will ever generate significant revenues from its healthcare information technology products and services or that the Company will ever achieve profitable operations.

         NO RELEVANT OPERATING HISTORY; SHIFT IN BUSINESS EMPHASIS; UNCERTAINTY OF PRODUCT COMMERCIALIZATION. During the past two years, the Company has emphasized the commercialization of its healthcare information technology products and services. To date, this activity has generated limited revenues. In addition, the Company has since mid-1996 begun shifting a major part of its focus away from the sale of certain software products and toward the development of its ECP program. Accordingly, the Company has only a limited operating history upon which an evaluation of its performance and prospects can be made. The Company is and will be subject to numerous risks, uncertainties, expenses, delays, problems and difficulties in its attempt to establish a new business in a highly competitive industry, and in its shift from dispensing pharmaceuticals to the development and commercialization of technology-based products and services. The Company's business plans and prospects will be dependent upon, among other things, the Company's ability to (i) achieve significant market acceptance for its products and services, (ii) develop and/or acquire and implement effective new products and

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services, including, but not limited to, those allowing the Company to offer comprehensive healthcare financial transaction sets, (iii) achieve effective results from its sales and marketing and customer support and maintenance organizations, and (iv) establish and maintain acceptable prices and profit margins for its products and services. There can be no assurance that the Company will be able to successfully implement its business plans or that its efforts will result in successful product/service commercialization.

         SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR SUBSTANTIAL ADDITIONAL FINANCING. The Company's capital requirements in connection with potential acquisitions and the development, marketing and sale of its products and services are significant. In addition, (i) pursuant to the HCS acquisition agreement, the Company will be required to pay $1,000,000 within 60 days after each of April 30, 1998 and April 30, 1999, provided that pre-tax operating income (as defined) for the HCS business exceeds $250,000 for the year ended on each such date, and (ii) pursuant to the CMS agreement, the Company will be required to pay $750,000, $500,000 and $750,000 on April 30, 1998, 1999 and
2000, respectively. Each of these future payments, to the extent required, must be at least 50% cash, with the balance, if any, paid in the form of unregistered Common Stock. Further, pursuant to its agreement for the acquisition of the PRE-SCRIBE network, the Company agreed to pay to Walgreen's $500,000 cash on June 27, 1998, 1999 and 2000, respectively. The Company believes, based upon its currently proposed plans and assumptions relating to its operations and acquisitions, that its existing reserves will provide the funds necessary to satisfy its cash requirements for the foreseeable future. However, if a desirable acquisition is identified that requires a significant cash investment, or if the Company's working capital needs prove greater than currently anticipated, then the Company will have to seek additional financing. At this time, the Company has no arrangements with respect to, or sources of, additional financing. There can be no assurance that additional funds will be available when needed or, if available, will be available on terms acceptable to the Company. Any such additional financing may result in significant dilution to existing shareholders. If needed financing is not obtained, the Company may be forced to curtail or even cease operations.

         NECESSITY OF ACQUISITIONS; ACQUISITION RISK. The Company believes that its ability to achieve profitability will depend, in part, on whether or not it can promptly consummate on favorable terms synergistic acquisitions of businesses with products and/or services which are complementary to those already offered by the Company so as to enable the Company to offer to physicians the comprehensive array of clinical and financial online transactions which the Company believes will result in the high volume of sales needed for profitability. The Company has identified several potential acquisition targets and is in the process of negotiating the terms of certain potential acquisitions; however, as of the date of this Prospectus, the Company has not entered into any definitive agreement for a future acquisition. There can be no assurance that the Company will consummate any acquisition or that any acquisition which is consummated will prove favorable to the Company. Actual acquisitions, including the recently-completed CMS, HCS and PRE-SCRIBE acquisitions, could prove unsuccessful for a variety of reasons, including, but not limited to: overpayment by the Company for the business acquired; technological, logistical and/or legal difficulties in integrating the acquired products and services into the Company's line of products and services; difficulties in integrating the management and other

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personnel of the acquired business into the Company's work force;
stronger-than-expected competition; less-than-expected demand for the acquired products and services; and higher-than-expected costs of producing and marketing the acquired products and services. Although the agreements entered into by the Company in connection with the CMS, HCS and PRE-SCRIBE acquisitions contain numerous representations and warranties by the sellers concerning the businesses and assets acquired, no assurances can be given that these representations and warranties will prove to have been true and correct or that the Company's due diligence investigation of these businesses and assets will prove to have uncovered all material adverse facts relating to the acquired businesses and assets.

         The consideration for any acquisition may involve cash, notes and/or a significant number of shares of Common Stock, depending on the size of the acquisition. The Company may issue a substantial number of shares of Common Stock if it consummates several acquisitions. Furthermore, in certain instances, an acquisition may adversely affect the Company's operations in the short term, depending on many factors, including capital requirements and the accounting treatment of such acquisitions. If any potential acquisition opportunities are identified, there can be no assurance that the Company will consummate such acquisitions or, if any such acquisition does occur, that it will be successful in enhancing the Company's business. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions and increase the cost of completing acquisitions. In addition, to the extent that the Company's strategy results in the acquisition of businesses, such acquisitions could pose a number of special risks, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, the amortization of acquired intangible assets (such as goodwill), the loss of key employees and the difficulty of presenting a unified corporate image. There can be no assurance that the Company will successfully identify, complete or integrate acquisitions or that any acquisitions, if completed successfully, will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company. If the Company is unable to manage growth effectively, the Company's operating results could be materially adversely affected.

         STRATEGIC RELATIONSHIPS. For the marketing and sale of its products and services, the Company depends heavily on strategic relationships with other companies, through its ECP program with POMIS vendors and electronic medical record ("EMR") vendors and through certain other agreements. These strategic relationships, which have required and will continue to require significant commitments of efforts and resources, are all in their early stages and have yet to generate substantial recurring revenues, and there can be no assurance that they will ever generate substantial recurring revenues. Most of these relationships are on a non-exclusive basis, and there can be no assurance that the Company's ECP and other strategic partners, most of whom have significantly greater financial and marketing resources than the Company, will not develop and market products and services in competition with the Company in the future or will not otherwise discontinue their relationships with the Company.

         Further, the Company's arrangements with certain of its partners involve negotiated payments to the partners based on percentages of revenues generated by the partners and/or the Company's overall revenues from certain products and services. If the payments prove to be too high, the Company may be unable to realize acceptable margins. On the other hand, if the payments prove to be too low, the partners may not be motivated to produce a sufficient volume of revenues.

         The Company will be dependent to a significant extent on its current and any future strategic partners. The success of any such strategic alliance will depend in part upon such partners' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by such partners. If any such partners are unsuccessful in marketing the Company's products, the Company could be materially adversely affected.

         In May 1996, the Company entered into an agreement with Medical Manager Corporation ("MMC"), the owner and licensor of "The Medical Manager," the leading physician practice management ("PPM") software, presently used by approximately 110,000 physicians throughout the United States. MMC and the Company have been jointly developing the interface module that integrates the Company's software into MMC's software and expect to soon commence beta testing. Based on information received from MMC, the Company believes that MMC will begin offering the Company's products and services for sale to its customers on a non-exclusive basis during late 1997. The Company's business plan assumes revenues from the MMC relationship in 1997; however, there can be no assurance that any revenues will be generated from this relationship or that such revenues will be generated in the time frames anticipated by the Company.

         In October 1996, the Company entered into a license agreement with Managed Healthcare Affiliates ("MHA"), an institutional pharmacy buying group whose members serve over 50% of the total nursing home beds in the United States. The agreement provides MHA with the exclusive right, subject to meeting minimum sales levels, through December 31, 2001, to market to its approximately 800 members ProxyCare, the Company's recently introduced prescription management and formulary compliance system for use in the long-term healthcare sector. The Company must depend exclusively on MHA at a substantial commission rate for the marketing of ProxyCare to a major segment of the overall potential market for ProxyCare. There can be no assurance that MHA will successfully market ProxyCare. If MHA is unsuccessful in those marketing efforts, there can be no assurance that the Company will be able to find an alternative method of marketing ProxyCare so as to generate significant revenue.

         The Company's June 1997 acquisition of the PRE-SCRIBE network from Walgreen's provides the Company with the opportunity to generate revenues from electronic prescription transactions with one of the United States' largest pharmacy chains, with approximately 2300 pharmacies as of August 1997. The PRE-SCRIBE network also may be utilized as a gateway for transactions with other pharmacies. The PRE-SCRIBE network has not yet generated material revenues, and there can be no assurance that it will ever do so.

         In July 1997, the Company entered into an electronic commerce agreement with The Reynolds and Reynolds Company ("Reynolds") (the "Reynolds Agreement"). Reynolds is a leading provider of integrated practice and clinical information management systems in the United States, currently serving more than 35,000 physicians. Reynolds' user base represents over 90 types of primary and specialty care physicians in multi-specialty practices and integrated delivery networks. The Reynolds Agreement permits Reynolds to provide its physician customers with the ability to generate electronic prescriptions and transmit them through ProxyNet. Additionally, Reynolds has agreed to license certain clinical databases from the Company to be integrated into its prescription management system. These databases will enable Reynolds to offer value-added services such as formulary checking and drug utilization review to its physician users. As of the date of this Prospectus, the Company has not generated any material revenue pursuant to the Reynolds Agreement, and there can be no assurance that it will ever do so.

         In February 1996, the Company signed a strategic marketing agreement with Inteplex, Inc. and Bergen Brunswig Drug Company, both of which are wholly owned subsidiaries of Bergen Brunswig Corporation (collectively, "Bergen"). Bergen received a nonexclusive limited license to market certain of the Company's pharmacy-related software products and electronic prescription transactions throughout the United States. The term of the Agreement was for 12 months, and it automatically renews for successive 12 month periods unless terminated for cause. The Company is prohibited from entering into similar arrangements for certain prescription-related designated products and services with certain of Bergen's principal competitors, including other major national pharmaceutical and medical supplies distributors. As of the date of this Prospectus, sales through Bergen have been disappointing, and there can be no assurance that they will improve significantly.

         EMERGING BUSINESS; NEW CONCEPT; UNCERTAINTY OF MARKET ACCEPTANCE. The healthcare information technology segment of the healthcare industry is an emerging business. As is typical in an emerging business, demand and market acceptance for newly introduced products and services are subject to a high level of uncertainty. The Company commenced marketing activities with respect to certain of its new products and services approximately two years ago and has begun focusing more on its ECP program since mid-1996. The Company has not conducted and does not intend to conduct any independent marketing or other concept feasibility studies to determine the potential commercial viability of its products and services in any markets. Achieving market acceptance for the Company's products and services will require substantial marketing efforts and expenditure of significant funds to create awareness and demand by physician groups, pharmacies, MCOs and other healthcare payors. There can be no assurance that the Company will be able to demonstrate that the benefits of the Company's products and services justify the costs associated therewith or that such benefits outweigh those associated with products and services offered by the Company's competitors. While the Company believes that a substantial market is developing for online healthcare transactions, there can be no assurance that the Company will be able to obtain a significant share of such market.

         GOVERNMENT REGULATION. The Company's products and services are not directly subject to governmental regulations; however, the user base is subject to extensive and frequently changing federal and state laws and regulations. A primary feature of the Company's products and services is the ability to electronically transmit (either by computer-to-facsimile or computer-to-computer) prescriptions from a doctor's office to a pharmacy. The ability of a pharmacist to fill an electronically transmitted prescription is governed by federal and state law. The United States Drug Enforcement Agency ("DEA") oversees the handling of certain classes of drugs called "controlled substances." The United States Congress has approved the dispensing of prescriptions transmitted via facsimile of original, signed prescriptions for controlled substances other than for
Schedule II drugs (narcotics). Neither Congress nor the DEA has specifically addressed electronic transmission of computer-generated prescriptions for controlled substances. No assurance can be given that Congress or the DEA will accept this method of transmitting prescriptions for controlled substances in the future.

         State boards of pharmacy oversee the handling of all classes of drugs within their states. Although a majority of the states have approved the dispensing of prescriptions transmitted via facsimile, less than 50% of the states have pharmacy laws and regulations that specifically permit the electronic dispensing of prescriptions. Nonetheless, in a limited number of additional states where electronic transmission of computer-generated prescriptions is not specifically addressed, the state boards have generally taken the position that these prescriptions are permissible. Accordingly, the Company may be able to market its prescription-related products and services only in a limited number of states.

         In addition to certain state licensing requirements, each state has various laws protecting the confidentiality of patient medical information, including prescription information. Although it is not uncommon for a third party to have access to such information, such third party has an obligation to maintain the confidentiality of such information and could be subject to liability if that obligation is breached. The Company has procedures in place to maintain the confidentiality of the information it receives as part of its ProxyNet services; however, there can be no assurance that inadvertent disclosure of information will not expose the Company to costly litigation.

         The Company's institutional pharmacy business must comply with the Florida Pharmacy Act, rules of the Florida Board of Pharmacy, the Florida Drug and Cosmetic Act and the Florida Comprehensive Drug Abuse Prevention and Control Act. In addition, the Florida Department of Professional Regulation inspects the Company's facilities to ensure compliance with all applicable laws and regulations.

         Under federal laws and regulations, the Company's institutional pharmacy business must comply with the Federal Food, Drug and Cosmetic Act and the Federal Drug Abuse Act. These laws and regulations establish standards concerning the labeling, packaging, advertising, and adulteration of prescription drugs and the dispensing of controlled substances and prescription drugs.

         The Company believes that it is in substantial compliance with all material federal and state laws and regulations governing its operations and has obtained all licenses necessary for the operation of its business. There can be no assurance that the Company will not be materially adversely affected by existing or new regulatory requirements or interpretations, including, but not limited to, those restricting the electronic transmission of prescriptions.

         COMPETITION. The Company faces competition from many healthcare information technology companies and other specialty technology companies. Many of the Company's competitors are significantly larger and have greater financial resources than the Company and have established reputations for success in implementing healthcare information technology. The area of prescription processing networks has been targeted by many companies, including MedE America Corporation, HBO & Co., Envoy Corporation, National Data Corporation and others. The Company is also aware that other transaction processing companies have targeted healthcare information networks as a growth market, which could in the future utilize their networks to process electronic healthcare transactions. Certain of these companies have announced pilot programs. There can be no assurance that the Company will be able to compete successfully or that competitors will not commercialize products or services that render the Company's products and services obsolete or less marketable. The Company believes that most physicians will subscribe to only one online content service provider. Consequently, the Company believes that the key to its competitive success will be its ability to win the "race" with its competitors to control physicians' desktops by offering a comprehensive set of online clinical and financial transactions and locking the physicians into mutually beneficial long-term relationships. However, there can be no assurance that the Company will win this race to provide "one-stop shopping", which the Company believes physicians will prefer, and further there can be no assurance that this belief about physicians' preference for "one-stop shopping" will prove correct. Due to advances in technology, changes in attitudes and other factors, physicians may ultimately prefer to use multiple online services and may elect to change their online services frequently rather than settling long-term for one provider. Were this to happen, the Company could be materially adversely affected.

         HCS DEPENDENCE ON GOVERNMENT SALES. More than two-thirds of HCS's sales are to agencies and departments of the State of Florida. There can be no assurance that HCS will be able to maintain this government business. State of Florida contracts are typically awarded on an annual fiscal basis with early cancellation rights, and renewal of HCS's contracts will depend on many factors outside of HCS's control, including competitive factors, changes in government personnel making contract decisions, and political factors. The loss or non-renewal of HCS's government contracts could have a material adverse effect on the Company.

         UNCERTAINTY OF PRODUCT/SERVICE DEVELOPMENT; POSSIBLE DEFECTS. The quality of the Company's software products and network systems is of critical importance to the Company's business plans and prospects. Although the Company has completed the development of its software products and network systems, which the Company believes efficiently perform the principal functions for which they have been designed, such products and systems are currently being utilized by a limited number of customers. There can be no assurance that, upon widespread commercial use of the Company's software products and network systems, such products and systems will satisfactorily perform all of the functions for which they have been designed or that unanticipated technical or other errors will not occur which would result in increased costs or material delays. Appearance of such errors could delay the Company's plans, result in harmful publicity and cause the Company to incur substantial remedial costs, all of which could have a material adverse effect on the Company.

         SYSTEM SECURITY. The Company currently operates servers and maintains connectivity from its offices in Fort Lauderdale and Tallahassee, Florida. Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, the Company's infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other users. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to the Company's customers. Further, such inappropriate use could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers, which may deter potential customers and give rise to uncertain liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information technology industry in general and the Company's customer base and revenues in particular. A significant security breach could result in loss of customers, damage to the Company's reputation, direct damages, costs of repair and detection, and other expenses. The occurrence of any of the foregoing events could have a material adverse effect on the Company.

         RISK OF SYSTEM FAILURE. The success of the Company is dependent upon its ability to deliver high quality, uninterrupted hosting, which requires that the Company protect its computer equipment and the information stored in its servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on its business, results of operations and financial condition. In particular, a system failure, if prolonged, could result in reduced revenues, loss of customers and damage to the Company's reputation, any of which could in turn have a material adverse effect on the Company. While the Company carries property and business interruption insurance to cover its operations, the coverage may not be adequate to compensate for the losses that may occur.

         RELATIONSHIPS WITH SOFTWARE DEVELOPERS. A key element of the Company's business strategy is to develop, through its ECP program, relationships with leading software companies which develop and/or market compatible medical practice or pharmacy management software. In order to develop and maintain these relationships, the Company may be required to commit considerable additional efforts and resources. The Company recently has initiated several ECP relationships, primarily on a non-exclusive basis; however, there can be no assurance that these ECP relationships will become profitable or, if they do, that the Company's ECP partners, most of which have significantly greater financial and marketing resources than the Company, will not develop and market products and services in competition with the Company in the future or will not otherwise discontinue their relationships with the Company.

         NEW PRODUCTS AND SERVICES AND TECHNOLOGICAL CHANGE. The market for the Company's products and services is characterized by ongoing technological development and evolving industry standards. The Company's success will depend upon its ability to enhance its current products and services and to introduce new products and services which address technological and market developments and satisfy the increasingly sophisticated needs of customers. There can be no assurance that the Company will be successful in developing and/or acquiring and marketing, on a timely basis, fully functional product and service enhancements or new products and services that respond to the technological advances by others, or that its new products and services will be accepted by customers. From time to time, the Company may announce new products, services or technologies that have the potential to replace the Company's existing product and service offerings. There can be no assurance that the announcement of new product and service offerings will not cause customers to defer purchases of existing Company products and services, which could materially and adversely affect the Company.

         DEPENDENCE ON PROPRIETARY INFORMATION. The Company's success is dependent, in large part, upon its proprietary information and technology. The Company relies on a combination of trademark, trade secret and contract protection to establish and protect its proprietary rights in its products, services, trade names and technology. The Company has a federal trademark application for ProxyScript and intends to file such applications for ProxyNet, RxReceive, ProxyView and ProxyCare. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary rights or that third parties will not independently develop substantially similar products, services and technology. Although the Company believes its products, services and technology do not infringe on any proprietary rights of others, as the number of software products available in the market increases and the functions of those products further overlap, software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. Any successful infringement claim could have a material adverse effect on the Company.

         PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE. The Company's business exposes it to potential liability risks that are inherent in the sale of healthcare information technology products and services. Because many of the Company's products and services relate to the prescribing of drugs and the filling of prescriptions, an error by any party in the process could result in substantial injury to a patient. As a result, the Company's liability risks are significant. The Company maintains a general liability insurance policy, which includes a $1,000,000 per occurrence limit of liability and a $2,000,000 aggregate limit of liability. The general liability coverage for ProxyCare includes druggist professional liability. The Company also has a $10,000,000 umbrella policy above and beyond the general liability limits. The Company also maintains an electronic data processing errors and omissions insurance policy with a $2,000,000 limit of liability per occurrence and in the aggregate. The Company believes that its present insurance coverage is adequate for the products and services currently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims arising out of its current or contemplated operations or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the

Company. In addition, the inability to obtain insurance of the type and in the amounts required could generally impair the Company's ability to market its products and services.

         MANAGEMENT OF GROWTH. The Company's business plan anticipates, among other things, significant growth in the Company's customer base and continued development of its product and service lines. This growth and continued development, if it materializes, could place a significant strain on the Company's management, employees and operations. In the event of this expansion, the Company would have to continue to implement and improve its operating systems and to expand, train and manage its employee base. If the Company is unable to implement and improve these operating systems and manage its employee base effectively, the Company could be materially adversely affected.

         HEALTH CARE REFORM. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental changes. Potential reforms may include mandated basic healthcare benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid reimbursement, the creation of large insurance purchasing groups and fundamental changes to the healthcare delivery system. The Company anticipates Congress and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company.

         DEPENDENCE ON KEY PERSONNEL. The success of the Company is largely dependent on the personal efforts of Harold S. Blue, its Chief Executive Officer, John Paul Guinan, its President and Chief Operating Officer, and Danny Hayes, its Senior Vice President and founder and former sole shareholder of HCS. Although the Company has entered into employment agreements with Messrs. Blue, Guinan, and Hayes, the loss of any of their services could have a material adverse effect on the Company's business or prospects. The Company has obtained "key person" insurance on the lives of Messrs. Blue and Guinan in the amount of $1,000,000 each. The success of the Company is also dependent upon its ability to hire and retain qualified marketing, operations, development and other personnel. Competition for qualified personnel in the healthcare information technology industry is intense, and there can be no assurance that the Company will be able to hire or retain the personnel necessary for its planned operations.

         SIGNIFICANT INFLUENCE BY MANAGEMENT. As of the date of this Prospectus, the Company's officers and directors own beneficially and of record approximately 20.1% of the Company's outstanding Common Stock. Accordingly, management of the Company may be able to exercise significant influence with respect to the election of the directors of the Company and all matters submitted to a vote by shareholders.

         NO DIVIDENDS. The Company currently anticipates that it will retain all of its future earnings, if any, for use in the expansion and operation of its business, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

         POSSIBLE ANTI-TAKEOVER EFFECTS; AUTHORIZATION OF PREFERRED STOCK. Certain provisions of the Florida Business Corporation Act contain anti-takeover provisions which may inhibit tender offers, non-negotiated mergers or other business combinations involving the Company. Certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. In addition, the Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time by the Board of Directors. None of such shares are outstanding as of the date of this Prospectus. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of the holders of the Common Stock. In addition, issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company which could be beneficial to the Company's shareholders. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

         VOLATILITY OF STOCK PRICE. The market price of the Common Stock has fluctuated substantially since the Company's initial public offering in August 1993. There can be no assurance that the market price of the Common Stock will not significantly fluctuate from its current level. Future announcements concerning the Company or its competitors, quarterly variations in operating results, the introduction of new products and services or changes in product pricing policies by the Company or its competitors, changes in earnings estimates by analysts or changes in accounting policies, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE. As of the date of this Prospectus, the Company has outstanding 11,199,188 shares of Common Stock. In addition, 2,834,735 shares of Common Stock are reserved for issuance upon the exercise of outstanding options and warrants. Further, 180,000 shares of Common Stock are authorized for issuance upon the occurrence of a defined change in control of the Company. Substantially all of the shares of Common Stock currently outstanding, as well as substantially all of the shares underlying the outstanding options and warrants, are freely tradeable. The possibility that substantial amounts of Common Stock may be sold in the public market could have a material adverse effect on prevailing market prices of the Common Stock and could impair the Company's ability to raise capital or make acquisitions through the sale of its equity securities.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of any Shares of Common Stock by the Selling Shareholders but will pay all expenses related to the registration of the Shares. The Company could receive up to $1,766,697 from the exercise of the warrants whose underlying Shares are covered by this Prospectus. Any proceeds of such warrant exercises will be used by the Company as working capital.

                              SELLING SHAREHOLDERS

         The following information table sets forth information concerning the beneficial ownership of Common Stock by the Selling Shareholders as of the date of this Prospectus, the number of Shares included for sale in the Offering and the beneficial ownership of Common Stock by such Selling Shareholders after the Offering (assuming sale of all of the Shares offered by the Shareholders). Such information was furnished to the Company by the Selling Shareholders.

                                                                                                 PERCENTAGE OF
                           SHARES OWNED              SHARES TO BE      SHARES TO BE              SHARES TO BE
                           PRIOR TO THE              SOLD IN THE       OWNED AFTER               OWNED AFTER
NAME                       OFFERING                  OFFERING          THE OFFERING              THE OFFERING
----                       ------------              ------------      ------------              -------------
Bellingham
Industries, Inc.(1)        2,786,600                 1,275,000          1,511,600                    13.1%

Commonwealth
 Associates(2)               168,082                   100,000(5)          68,082                      *

Michael Falk(3)              204,867                    54,000(5)         158,867                     1.3%

Marc Siegel(4)                15,911                    15,000(5)             911                      *

Robert Beuret(3)               2,400                     2,400(5)               0                      *

Maxwell Kahn(4)                3,750                     3,750(5)               0                      *

Andrew Minkow(4)               1,500                     1,500(5)               0                      *

Alvin Mirman(4)                1,500                     1,500(5)               0                      *

Keith Rosenbloom(3)            2,000                     1,500(5)             500                      *

Cathy Ross(4)                  1,500                     1,500(5)               0                      *




                                       21



Ed Shea(4)                    12,191                    12,000(5)             191                      *

Cornelia Eldridge(4)           6,500                     6,000(5)             500                      *

Basil Asciutto(3)              1,873                     1,500(5)             373                      *

Russell Bailenson(4)             450                       450(5)               0                      *

Richard Campanella(4)            450                       450(5)               0                      *

Denise Cole(4)                   450                       450(5)               0                      *

Anthony Giardina(4)              600                       600(5)               0                      *

Vincent Labarbara(4)           1,962                     1,500(5)             462                      *

Beth Lipman(4)                 8,250                     4,500(5)           3,750                      *

Robert O'Sullivan(4)           6,742                     4,500(5)           2,242                      *

Richard Perriera(4)              600                       600(5)               0                      *

Murray Segal(4)                4,500                     4,500(5)               0                      *

Joseph Wynne(3)                1,500                     1,500(5)               0                      *

Peter Caggiano(4)                850                       850(5)               0                      *


--------------

(1) Bellingham Industries, Inc. ("Bellingham") acquired the shares offered by it hereby pursuant to privately negotiated agreements with the Company and a warrant holder. On April 30, 1997, Bellingham purchased 425,000 shares of Common Stock from the Company at a price of $5.25 per share. Pursuant to a subsequent agreement, Bellingham purchased 600,000 and 100,000 shares of Common Stock from the Company on June 20 and July 31, 1997, respectively, at a price of $11.00 per share. In June 1997, Bellingham acquired from Medical Manager Corporation f/k/a Personalized Programming, Inc. a warrant to purchase 150,000 shares of Common Stock through May 31, 2001, at an exercise price of $3.50 per share. Such 150,000 shares are included in the Shares offered by Bellingham.

(2) Commonwealth Associates ("Commonwealth") has served as the Company's investment banker since 1995 and served as the placement agent for the Company's private placement of 95,000 shares of preferred stock for an aggregate price of $2,375,000 in July 1995 and served as representative of the several underwriters in connection with the Company's May 1996 public offering of 3,367,500 shares of common stock for an aggregate price of $14,873,125 (the "1996 Offering"). The shares of Common Stock offered by Commonwealth are shares issuable upon the exercise of warrants granted to Commonwealth and/or its designees in connection with the 1996 Offering at an exercise price of $5.63 per share (the "1996 Offering Warrants").

(3)      Is an executive officer, director and/or affiliate of Commonwealth.

(4) Is or was at the time of the 1996 Offering an employee or independent contractor of Commonwealth.

(5)      These shares are issuable upon the exercise of the 1996 Offering
         Warrants.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold from time to time as market conditions permit on the Nasdaq National Market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this Prospectus.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

         The Selling Shareholders will pay the expenses of their counsel, if any, and the Company will pay the other expenses of this Offering, which expenses are estimated to be $20,000.

                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for the Company by Olle, Macaulay & Zorrilla, P.A., Miami, Florida.

                                     EXPERTS

         The consolidated balance sheet of the Company as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows of the Company for each of the two years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of HCS as of January 31, 1997, and the related statements of operations, stockholders' equity and cash flows of HCS for the 10 months ended January 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheet of CMS as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders equity and cash flows of CMS for each of the two years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated in reliance on the report of Eichen & DiMeglio, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering herein contained, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the registered securities to which it relates, or an offer to sell or solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts herein set forth since the date hereof.

              TABLE OF CONTENTS

                                   PAGE

Available Information.................2
Incorporation of Certain
  Information by
  Reference...........................2
Special Note Regarding
  Forward-Looking
  Statements..........................3
The Company...........................5
Risk Factors..........................9
Use of Proceeds......................21
Selling Shareholders.................21
Plan of Distribution.................23
Legal Matters........................23
Experts..............................23



                                1,495,550 Shares



                                 PROXYMED, INC.



                                  Common Stock



                                   PROSPECTUS



                                 August 29, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                     AMOUNT
                                                                     ------

         SEC registration........................................$ 4,135.42
         Legal fees and expenses...................................7,000.00
         Accounting fees and.......................................5,000.00
         Blue sky fees and expenses................................1,500.00
         Miscellaneous...........................................$ 2,364.58
                                                                 ----------
         Total...................................................$20,000.00
                                                                 ==========
         The above fees will be payable by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of the Company or any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

         Article VII of the Company's Restated Articles of Incorporation and
Article VII of the Company's Bylaws provide for indemnification of the directors, officers, employees and agents of the Company (including the advancement of expenses) to the fullest extent permitted by Florida law. In addition, the Company has contractually agreed to indemnify its directors and officers to the fullest extent permitted under Florida law.

         The Company's employment agreements with its principal executive officers limit their personal liability for monetary damages for breach of their fiduciary duties as officers and directors, except for liability that cannot be eliminated under the Florida Business Corporation Act.

ITEM 16. EXHIBITS.

EXHIBIT NO.                                 DESCRIPTION
----------                                  -----------

5 Opinion of Olle, Macaulay & Zorrilla, P.A. including its consent

23.1                       Consent of Coopers & Lybrand L.L.P.

23.2                       Consent of Eichen & DiMeglio, P.C.

23.3 Consent of Olle, Macaulay & Zorrilla, P.A. (included in Exhibit 5 herewith)

24 Power of Attorney (included on the Signature Page on Page II-5)


ITEM 17. UNDERTAKINGS.

         (a)  The Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

            (iii) include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, Florida on this 29th day of August, 1997.

                                      PROXYMED, INC.



                                      By:   /S/ HAROLD S. BLUE
                                         ---------------------------------
                                         Harold S. Blue, Chairman of the
                                         Board and Chief Executive Officer

         Each person whose signature appears below in this Registration Statement hereby constitutes and appoints Harold S. Blue and Bennett Marks, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of the Company and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                                    TITLE                                   DATE
----------                                                    -----                                   ----
/S/ HAROLD S. BLUE                                   Chairman of the Board and Chief             August 29, 1997
------------------------------------                  Executive Officer (principal
Harold S. Blue                                             executive officer)


                                     II - 5





/S/ JOHN PAUL GUINAN                                 President and Director                               August 29, 1997
-----------------------------------
John Paul Guinan

/S/ GARY N. MANSFIELD                                Executive Vice President -
------------------------------------                   Business Development
Gary N. Mansfield                                      and Director                                       August 29, 1997


/S/ BENNETT MARKS                                    Executive Vice President-                            August 29, 1997
-------------------------------------                  Finance, Chief Financial
Bennett Marks                                          Officer and Director
                                                       (principal financial
                                                       and accounting officer)


/S/ HARRY A. GAMPEL                                  Director                                             August 29, 1997
-------------------------------------
Harry A. Gampel

/S/ SAMUEL X. KAPLAN                                 Director                                             August 29, 1997
------------------------------------
Samuel X. Kaplan

/S/ BERTRAM J. POLAN                                 Director                                             August 29, 1997
------------------------------------
Bertram J. Polan

/S/ EUGENE R. TERRY                                  Director                                             August 29, 1997
------------------------------------
Eugene R. Terry


                                  EXHIBIT INDEX




EXHIBIT NO.                  DESCRIPTION
----------                   -----------


   5 Opinion of Olle, Macaulay & Zorrilla, P.A., including its consent

  23.1            Consent of Coopers & Lybrand L.L.P.

  23.2            Consent of Eichen & DiMeglio, P.C.


                                     II - 7